Exhibit 99.2

Notes to the Audited December 31, 2012 and 2011 Combined Financial Statements

and the Unaudited June 30, 2013 and 2012 Interim Combined Financial Statements

1. NATURE OF OPERATIONS

SunEdison Semiconductor, Inc. (“the Company”, “SunEdison Semiconductor”, “we”, “us” and “our”) is a global leader in the development, manufacture and sale of silicon wafers to the semiconductor industry. Silicon wafers are used as the base substrate for nearly all semiconductor devices, which in turn provide the foundation for the entire electronics industry. Our business was established in 1959 and was recently known during most of our history as MEMC Electronic Materials, Inc., or MEMC. We believe we have developed a broad product portfolio, an extensive global footprint, process technology expertise and supply chain flexibility, while increasing our capital efficiency and maintaining a lean operating culture.

The Company consists of the combined operations of certain entities currently owned by SunEdison, Inc. (“SunEdison” or “Parent”) (formerly known as MEMC), as discussed in the basis of presentation below. On August 22, 2013, SunEdison announced an initial public offering (the “Offering”) of its semiconductor business to create SunEdison Semiconductor, Inc. as an independent company. SunEdison plans to sell a minority ownership interest in the semiconductor business to the public. In connection with this Offering, SunEdison will undertake a series of transactions to separate our net assets and entities.

Basis of Presentation

We currently operate as a business segment of SunEdison. The combined financial statements have been derived from the consolidated financial statements and accounting records of SunEdison and include allocations for direct costs and indirect costs attributable to the operations of the semiconductor materials business of SunEdison. The unaudited interim combined financial statements include all adjustments (consisting of normal, recurring items) necessary to present fairly our financial position and results of operations and cash flows for the interim periods. SunEdison Semiconductor has presented the audited combined financial statements as of and for the years ended December 31, 2012 and 2011 and the unaudited interim combined financial statements as of June 30, 2013 and for the six months ended June 30, 2013 and 2012. These combined financial statements and related notes to the combined financial statements, including prior year financial information, are presented on a consistent basis for all periods presented. Operating results for the six months ending June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

SunEdison maintains a number of stock-based compensation and benefit programs at a corporate level. Our employees participate in those programs and as such, we were allocated expenses associated with those programs. Our combined balance sheets do not include any Parent outstanding equity related to the stock-based compensation programs. Since substantially all of the Parent pension and other post-employment benefit plans relate solely to us, our combined balance sheets include net benefit plan obligations related to those plans and those benefit plans in certain foreign locations that are our direct obligation. See Note 7 and 9 for further description of these stock-based compensation and benefit programs.

We generate a portion of our net sales from sales to SunEdison subsidiaries. These sales are reflected in a separate line item in our combined statements of operations, net sales to affiliates. Normal operating activities with affiliates are reflected as amounts due from affiliates and amounts due to affiliates within operating activities in the combined cash flow statements. Cash transferred to and from SunEdison has been recorded as notes receivable, affiliate and long-term debt, affiliate on the combined balance sheets and notes receivable from affiliates and borrowings from affiliates in the combined cash flow statements. The combined balance sheets do not separately present certain of the Parent’s assets or liabilities where management deemed it inappropriate due to the underlying nature of those assets and liabilities. The Parent performs financing, cash management, treasury and other services for us on a centralized basis. These amounts have been accounted for through the net Parent investment account because it is not practicable to specifically identify the portion of cash related to those activities (see below). All changes in the net Parent investment account in the combined balance sheets have been considered cash receipts and payments for purposes of the combined cash flow statements and are reflected in financing activities. See Note 13 for further description of related party transactions.

Earnings per share data has not been presented in the combined financial statements because we do not operate as a separate legal entity with our own capital structure.

Our combined financial statements include expenses of SunEdison that were allocated to us for certain functions, including general corporate expenses related to communications, corporate administration, finance, legal, information technology, human resources, compliance, employee benefits and incentives, operations, research and development and stock compensation. These expenses were allocated in our historical results of operations on the basis of direct usage, where identifiable, with the remainder primarily allocated on the basis of revenue or other related sales metrics, headcount or number of our manufacturing plants. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as an independent publicly traded company during the periods prior to this Offering or of the costs we will incur in the future.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing our combined financial statements, we use estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, leases, inventory valuation, accrued liabilities including restructuring, warranties, employee benefits, derivatives, stock-based compensation, income taxes and asset recoverability, including allowances, among others. These estimates and assumptions are based on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenue, costs and expenses that are not readily apparent from other sources. To the extent there are material differences between the estimates and actual results, our future results of operations would be affected.

Principles of Combination

We record noncontrolling interests for non-wholly owned subsidiaries included in our combined financial statements. As of December 31, 2012, December 31, 2011 and June 30, 2013, our total noncontrolling interest on the combined balance sheet was $38.9 million, $35.3 million and $39.0 million, respectively. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances, highly liquid commercial paper, time deposits and money market funds with original maturity periods of three months or less when purchased.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts to adjust our receivables to amounts considered to be ultimately collectible. Our allowance is based on a variety of factors, including the length of time receivables are past due, significant one-time events, the financial health of our customers and historical experience. The balance of our allowance for doubtful accounts were $3.8 million, $4.2 million and $4.4 million as of December 31, 2012, December 31, 2011 and June 30, 2013, respectively.

The activity in the allowance for doubtful accounts is summarized as follows:	December 31, 2012	December 31, 2011

Balance, beginning of year	$4.2	$6.1
(Benefit) provision	(0.4)	0.9
Write-offs, credits and adjustments	—	(2.8)

Balance, end of the period	$3.8	$4.2

Inventories

Inventories consist of raw materials, labor and manufacturing overhead and are valued at the lower of cost or market. Fixed overheads are allocated to the costs of conversion based on the normal capacity of our production facilities. Unallocated overheads during periods of abnormally low production levels are recognized as cost of goods sold in the period in which they are incurred. Raw materials and supplies are generally stated at weighted-average cost and goods in process and finished goods inventories are stated at standard cost as adjusted for variances, which approximate weighted-average actual cost. The valuation of inventory requires us to estimate excess and slow moving inventory. The determination of the value of excess and slow moving inventory is based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Property, Plant and Equipment

We record property, plant and equipment at cost and depreciate it evenly over the assets’ estimated useful lives as follows:

Years
Software	3-10
Buildings and improvements	2-50
Machinery and equipment	1-30

Expenditures for repairs and maintenance are charged to expense as incurred. Additions and betterments are capitalized. The cost and related accumulated depreciation on property, plant and equipment sold or otherwise disposed of are removed from the capital accounts and any gain or loss is reported in current-year operations. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the remaining lease term, including renewal periods considered reasonably assured of execution.

Depreciation expense for the years ended December 31, 2012 and 2011 was $118.7 million and $144.3 million, respectively.

Impairment of Property, Plant and Equipment

We periodically assess the impairment of long-lived assets/asset groups when conditions indicate a possible loss. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows. If this comparison indicates that there is impairment, the impaired asset is written down to its estimated fair value, which is typically calculated using: (i) quoted market prices, including appraisals or (ii) discounted expected future cash flows utilizing an appropriate discount rate. Impairment is based on the excess of the carrying amount over the fair value of those assets. We recorded asset impairment charges in 2012 and 2011. See Notes 3 and 5 for additional discussion on the impairment charges on long-lived assets.

Operating Leases

We enter into lease agreements for a variety of business purposes, including office and manufacturing space, office and manufacturing equipment and computer equipment. A portion of these are noncancellable operating leases. See Note 11 for our operating lease obligations .

Revenue Recognition

Revenue is recognized for wafer and other product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable and collection of the related receivable is reasonably assured, which is generally at the time of shipment for non-consignment orders. In the case of consignment orders, title passes when the customer pulls the product from the assigned storage facility or, if the customer does not pull the product within a contractually stated period of time (generally 60–90 days), at the end of that period, or when the customer otherwise agrees to take title to the product. Our wafers are generally made to customer specifications, and we conduct rigorous quality control and testing procedures to ensure that the finished wafers meet the customer’s specifications before the product is shipped. We consider international shipping term definitions in our determination of when title passes. We also defer revenue when pricing is not fixed or determinable or other revenue recognition criteria are not met.

Derivative Financial Instruments and Hedging Activities

To mitigate financial market risks of fluctuations in foreign currency exchange rates, we utilize currency forward contracts. We do not use derivative financial instruments for speculative or trading purposes. All derivative instruments are recorded on the combined balance sheet at fair value. We have not designated any derivatives as hedge accounting. Derivatives not designated as hedge accounting and used to hedge foreign-currency-denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. See Note 10.

Translation of Foreign Currencies

We determine the functional currency of each subsidiary based on a number of factors, including the predominant currency for the subsidiary’s sales and expenditures and the subsidiary’s borrowings. When a subsidiary’s local currency is considered its functional currency, we translate its financial statements to U.S. dollars as follows:

•	Assets and liabilities using exchange rates in effect at the balance sheet date; and

•	Statement of operations accounts at average exchange rates for the period.

Adjustments from the translation process are presented in accumulated other comprehensive (loss) income in equity.

Income Taxes

SunEdison files consolidated income tax returns that include us. For purposes of these combined financial statements, our taxes are computed and reported using a “separate return” method, or as though we filed a separate return for jurisdictions in which its operations are included in consolidated returns filed by SunEdison. We also record income taxes for jurisdictions in which any of our consolidated subsidiaries files separate returns. Income taxes as presented herein allocate current and deferred income taxes of SunEdison to us in a manner that is systematic, rational and consistent with the asset and liability method in accordance with FASB Accounting Standards Codification 740 (“ASC 740”), Accounting for Income Taxes. The sum of the amounts allocated to the carve-out tax provisions may not equal the historical consolidated provision. Under the separate return method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date. Valuation allowances are established when management determines that it is more likely than not that some portion, or all of the deferred tax asset, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Deferred income taxes arise primarily because of differences in the bases of assets or liabilities between financial statement accounting and tax accounting which are known as temporary differences. We record the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items for which we receive a tax deduction, but have not yet been recorded in the combined statement of operations). We regularly review our deferred tax assets for realizability, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences. In arriving at these judgments, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified.

We believe our tax positions are in compliance with applicable tax laws and regulations. Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. Uncertain tax benefits, including accrued interest and penalties, are included as a component of other long-term liabilities because we do not anticipate that settlement of the liabilities will require payment of cash within the next 12 months. The accrual of interest begins in the first reporting period that interest would begin to accrue under the applicable tax law. Penalties, when applicable, are accrued in the financial reporting period in which the uncertain tax position is taken on a tax return. We recognize interest and penalties related to uncertain tax positions in income tax expense, which is consistent with our historical policy. We believe that our income tax accrued liabilities, including related interest, are adequate in relation to the potential for additional tax assessments. There is a risk, however, that the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense and, therefore, could have a material impact on our tax provision, net (loss) income and cash flows. We review our accrued liabilities quarterly, and we may adjust such liabilities due to proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law, negotiations between tax authorities of different countries concerning our transfer prices between our subsidiaries, the resolution of entire audits, or the expiration of statutes of limitations. Adjustments are most likely to occur in the year during which major audits are closed.

Management reviewed its policy for repatriation of all our subsidiaries in view of the restructuring announcement made in December 2011 and determined that the undistributed earnings of all our foreign subsidiaries were not expected to be remitted to the U.S. parent corporation in the foreseeable future. During the first six months of 2013, we determined the undistributed earnings of one of our foreign wholly owned subsidiaries would be remitted to the United States in the foreseeable future. The undistributed earnings of all other foreign subsidiaries are not expected to be remitted to the U.S. parent corporation in the foreseeable future. We plan foreign remittance amounts based on projected cash flow needs as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations.

We have made our best estimates of certain income tax amounts included in the combined financial statements. Application of our accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at our estimates, factors we consider include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact.

Stock-Based Compensation

Our combined financial statements include certain expenses of SunEdison that were allocated to us for stock compensation. Stock-based compensation expense for all share-based payment awards is based on the estimated grant-date fair value. These compensation costs are recognized net of an estimated forfeiture rate for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. For ratable awards, compensation costs are recognized for all grants on a straight-line basis over the requisite service period of the entire award. Forfeiture rates are estimated taking into consideration of the historical experience during the preceding four fiscal years.

The assumptions used are routinely examined in estimating the fair value of employee options granted. As part of this assessment, it was determined that the historical stock price volatility and historical pattern of option exercises are appropriate indicators of expected volatility and expected term. The interest rate is determined based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the award. The Black-Scholes option-pricing model is used to estimate the fair value of ratable and cliff vesting options. For market condition awards, the grant date fair value was calculated for these awards using a probabilistic approach under a Monte Carlo simulation taking into consideration volatility, interest rates and expected term.

Contingencies

We are involved in conditions, situations or circumstances in the ordinary course of business with possible gain or loss contingencies that will ultimately be resolved when one or more future events occur or fail to occur. We continually evaluate uncertainties associated with loss contingencies and record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements; and (ii) the loss or range of loss can be reasonably estimated. Legal costs are expensed when incurred. Gain contingencies are not recorded until realized or realizable.

Shipping and Handling

Costs to ship products to customers are included in marketing and administration expense in the combined statement of operations. Amounts billed to customers, if any, to cover shipping and handling are included in net sales. Cost to ship products to customers were $23.4 million and $21.8 million for the years ended December 31, 2012 and 2011, respectively.

Fair Value Measurements

Fair value accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, and are based on market data obtained from sources independent of us. Unobservable inputs reflect assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

•	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Valuations for Level 2 are prepared on an individual instrument basis using data obtained from recent transactions for identical securities in inactive markets or pricing data from similar instruments in active and inactive markets.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

We maintain various financial instruments recorded at cost in the December 31, 2012, December 31, 2011 and June 30, 2013 balance sheets that are not required to be recorded at fair value. For these instruments, we used the following methods and assumptions to estimate the fair value:

•	Cash equivalents, restricted cash, accounts receivable and payable, customer deposits, income taxes receivable and payable, short-term borrowings, and accrued liabilities—cost approximates fair value because of the short maturity period; and

•	Long-term debt—fair value is based on the amount of future cash flows associated with each debt instrument discounted at our current estimated borrowing rate for similar debt instruments of comparable terms.

There were no transfers into or out of Level 1, Level 2 or Level 3 financial instruments during the periods ended December 31, 2012, December 31, 2011 and June 30, 2013. See Note 6 for debt fair value disclosure, see Note 9 for pension and other post-employment benefit plan asset fair value disclosures and see Note 10 for derivative fair value disclosures.

Accounting Standards Updates

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2013-02 (“ASU2013-02”), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (AOCI), to provide guidance about AOCI disclosure requirements. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in financial statements; however, it does require an entity to provide information about the amounts reclassified out of AOCI by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. This standard was adopted on January 1, 2013.

In June 2011, the FASB issued Accounting Standards Update 2011-05 (“ASU 2011-05”), Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This standard was retrospectively adopted on January 1, 2012.

3. RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES

2011 Global Plan

During the second half of 2011, the semiconductor industry experienced a downturn. In December 2011, in order to better align our business to current and expected market conditions in the semiconductor market, as well as to improve our overall cost competitiveness and cash flows, we committed to a series of actions to reduce our global workforce, right size production capacity and accelerate operating cost reductions in 2012 and beyond (the “2011 Global Plan”). These actions included:

•	Reducing total workforce by approximately 500 persons worldwide, representing approximately 11% of our employees;
•	Shuttering our Merano, Italy polysilicon facility as of December 31, 2011;

As a result of adverse market conditions and asset recoverability tests, we incurred charges associated with restructuring, impairment of long-lived assets and write-downs of inventory. The following is a summary of the charges recorded during the fourth quarter of December 31, 2011:

In millions
Type of Charge	Amount	Statement of Operations Classification

Restructuring	$281.9	Restructuring

Long-lived asset impairment (see Note 5)	$234.7	Long-lived asset impairment

Inventory adjustments and other (see Note 4)	$22.4	Cost of goods sold

In the fourth quarter of 2011, restructuring charges consisted of $54.5 million of severance and other one-time benefits for employees terminated under the 2011 Global Plan, $182.9 million of estimated liabilities accrued as a result of us canceling or not being able to fulfill the entire purchase obligation for certain supplier contracts and $44.5 million of other related charges. Total cash payments made under the 2011 Global Plan during the year ended December 31, 2011 were $3.4 million. See the following tables below for cash payments made during the year ended December 31, 2012 and the six months ended June 30, 2013, respectively. For additional discussion on the charges associated with the impairment of long-lived assets and write-downs of inventory, see the respective footnotes noted in the above table.

In addition, during June 2011, we committed to actions to reduce overall manufacturing costs across our global sites, as well as to realign certain general and administrative expenses due to industry and customer specific developments. These actions included relocation of certain operations and reductions in headcount. During the year ended December 31, 2011, we recorded restructuring charges of $5.1 million for severance and other related employee benefits associated with these actions. Cash payments of $4.9 million were made during 2011 that were also related to these actions.

Details of the 2012 expenses, cash payments and expected costs incurred related to the 2011 Global Plan are set out in the following table:

						As of December 31, 2012
In millions	Accrued January 1, 2012	Year-to-date Restructuring Charges (Reversals)	Cash Payments	Currency	Accrued December 31, 2012	Cumulative Costs Incurred	Total Costs Expected to be Incurred
2011 Global Plan
Severance and employee benefits	$54.5	$(6.4)	$(17.4)	$0.3	$31.0	$48.1	$48.1
Contract termination	178.3	(76.4)	(33.2)	0.8	69.5	106.5	106.5
Other	48.1	(5.1)	(6.7)	0.7	37.0	39.4	39.4

Total	$280.9	$(87.9)	$(57.3)	$1.8	$137.5	$194.0	$194.0

On September 4, 2012, we executed two settlement agreements with Evonik Industries AG and Evonik Degussa SpA (“Evonik”), one of our suppliers, to settle disputes arising from our early termination of two take-or-pay supply agreements. One of the original supply agreements also included a provision for the construction and operation of a chlorosilanes plant located on our existing Merano, Italy polysilicon facility for our benefit. Pursuant to the settlement reached, we forfeited a deposit of $10.2 million and agreed to pay Evonik a total of 70.0 million Euro, of which 25.0 million Euro was paid in 2012, 10.0 million Euro was paid in the first quarter of 2013, and 20.0 million Euro was paid in the second quarter of 2013. The remaining 15.0 million Euro will be paid in the third quarter of 2013. As a result of this restructuring related settlement, a favorable adjustment to our 2011 Global Plan liabilities was made in the third quarter of 2012 resulting in $65.8 million of income within restructuring charges on the combined statement of operations. Additionally, on December 30, 2012 as part of the settlement with Evonik, we obtained title to the related chlorosilanes plant, which resulted of a $31.7 million gain on the combined statement of operations in the fourth quarter of 2012. The fair value of the chlorosilanes plant was calculated based on a discounted cash flow model using management’s assumptions (Level 3).

As a result of shuttering our Merano, Italy polysilicon facility, we entered into a letter of agreement on December 14, 2012 with a subsidiary of SunEdison pertaining to a polysilicon supply agreement. The letter agreement required the subsidiary of SunEdison to reimburse the Company 57.9 million Euro related to damages paid to suppliers and lost profits. As a result of this letter of agreement, approximately $75.7 million of income was recorded within restructuring charges on the combined statement of operations with an offset to accounts receivable, affiliate in the combined balance sheet in December 2012. Similarly, in December 2011, a debit memo was issued for approximately $10.5 million, resulting in income within restructuring charges on the combined statement of operations. The parties agreed to offset this accounts receivable, affiliate balance of $75.7 million during 2013 by reducing the long-term loan from the SunEdison subsidiary by 40 million Euro and reducing accounts payable, affiliate by 17.9 million Euro. In addition, the Company retained a deposit of 24 million Euro for each of the periods ended December 31, 2012, December 2011 and June 30, 2013 related to the polysilicon supply agreement, which is included within the accounts payable, affiliate line in the combined balance sheet.

Details of the 2013 expenses, cash payments and expected costs incurred related to the 2011 Global Plan are set out in the following table (unaudited):

						As of June 30, 2013
In millions	Accrued January 1, 2013	Year-to-date Restructuring Charges (Reversals)	Cash Payments	Currency	Accrued June 30, 2013	Cumulative Costs Incurred	Total Costs Expected to be Incurred
2011 Global Plan
Severance and Employee benefits	$31.0	$(0.1)	$(0.1)	$(0.1)	$30.7	$48.0	$48.0
Contract termination	69.5	—	(39.4)	(0.4)	29.7	106.5	106.5
Other	37.0	(6.0)	(2.3)	(0.4)	28.3	33.4	33.4

Total	$137.5	$(6.1)	$(41.8)	$(0.9)	$88.7	$187.9	$187.9

2009 Restructuring Plan

In order to better align manufacturing capabilities to projected demand, we committed to workforce reductions during the first and second quarters of 2009 (the “2009 Global Plan”). In September 2009, we committed to actions to reduce manufacturing costs by shifting manufacturing from our St. Peters, Missouri and Sherman, Texas facilities to other locations which are closer to a number of our customers in the Asia Pacific region (the “2009 U.S. Plan”). We have provided and paid severance benefits to those terminated under the 2009 Global Plan and will provide severance benefits to those employees who have been or will be terminated under the 2009 U.S. Plan. We expect the 2009 U.S. Plan to be completed by the fourth quarter of 2013.

During the six months ended June 30, 2013 there were $1.6 million of net payments for severance and other employee benefits, resulting in a liability of $1.1 million as of June 30, 2013.

Details of 2012 expenses related to the 2009 U.S. and Global Plans are set out in the following table:

	Accrued January 1, 2012	Year-to-Date Restructuring Charges (Reversals)	Cash Payments	Accrued December 31, 2012	As of December 31, 2012
					Cumulative Costs Incurred	Total Costs Expected to be Incurred
In millions
2009 U.S. and Global Plans
Severance and other employee benefits	$12.6	$(2.5)	$(7.4)	$2.7	$15.5	$15.5
Asset move costs	—	—	—	—	8.5	8.8
Contract termination	2.9	—	(2.9)	—	2.9	2.9
Infrastructure costs	—	4.3	(4.3)	—	4.3	4.3

Total	$15.5	$1.8	$(14.6)	$2.7	$31.2	$31.5

Details of 2011 expenses related to the 2009 U.S. and Global Plans are set out in the following table:

	Accrued January 1, 2011	Year-to-Date Restructuring Charges (Reversals)	Cash Payments	Accrued December 31, 2011	As of December 31, 2011
					Cumulative Costs Incurred	Total Costs Expected to be Incurred
In millions
2009 U.S. and Global Plans
Severance and other employee benefits	$16.2	$(0.2)	$(3.4)	$12.6	$18.0	$18.8
Asset move costs	—	5.3	(5.3)	—	8.5	20.3
Contract termination	—	2.9	—	2.9	2.9	2.9
Infrastructure costs	—	—	—	—	—	4.0

Total	$16.2	$8.0	$(8.7)	$15.5	$29.4	$46.0

4. INVENTORIES

Inventories consist of the following:

	As of December 31,		As of June 30,
	2012	2011	2013 (unaudited)
In millions
Raw materials and supplies	$35.3	$36.6	$31.3
Goods in process	43.6	62.7	48.7
Finished goods	51.6	66.5	47.4

Total inventories	$130.5	$165.8	$127.4

Included in the table above at December 31, 2012, we had $27.7 million of finished goods inventory held on consignment, compared to $28.5 million at December 31, 2011.

Due to adverse market conditions and the shuttering of our Merano, Italy polysilicon facility, we recorded lower of cost or market charges on our raw materials and supplies inventory of $8.6 million for the year ended December 31, 2011. Lower of cost or market charges for the year ended December 31, 2012 and for the six months ended June 30, 2013 were immaterial.

Due to the earthquake and tsunami in Japan on March 11, 2011, wafer production in our semiconductor wafer plant in Japan was suspended from that time through April 12, 2011. Due to the unplanned downtime, we recorded a total of $14.9 million of adjustments during the year ended December 31, 2011 as period charges to cost of goods sold for the under absorption of production costs. We recorded no similar adjustments for the year ended December 31, 2012 and for the six months ended June 30, 2013.

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

	As of December 31,

	2012	2011
In millions
Land	$6.1	$6.2
Software	17.2	18.5
Buildings and improvements	238.5	242.4
Machinery and equipment	1,149.0	1,147.1

	1,410.8	1,414.2
Less accumulated depreciation	(729.4)	(678.6)

	681.4	735.6
Construction in progress	108.5	56.3

Total property, plant and equipment, net	$789.9	$791.9

We recorded asset impairment charges of $1.5 million for the year ended December 31, 2012, primarily related to software. These charges are reflected in the long-lived asset impairment charges in our combined statement of operations.

Due to the downturn in market conditions, we performed an asset impairment analysis of the polysilicon production assets at our shuttered Merano, Italy polysilicon facility. As a result of this analysis, the polysilicon manufacturing assets at our shuttered Merano, Italy polysilicon facility were determined to be impaired as of December 31, 2011 and written down to its net realizable salvage value, which was based primarily on an appraisal. We recognized asset impairment charges of $225.7 million during the year ended December 31, 2011, which were recorded in the long-lived asset impairment charges in our combined statement of operations.

No asset impairment charges were recorded for the six months ended June 30, 2013.

6. DEBT

Debt outstanding consists of the following:

	As of December 31, 2012			As of December 31, 2011			As of June 30, 2013
							(unaudited)

	Total Principal	Current and Short-Term	Long-Term	Total Principal	Current and Short-Term	Long-Term	Total Principal	Current and Short-Term	Long-Term
In millions
Long-term notes	$16.0	$3.4	$12.6	$21.5	$3.7	$17.8	$12.4	$2.9	$9.5

Long-term notes totaling $16.0 million, $21.5 million and $12.4 million as of December 31, 2012, December 31, 2011 and June 30, 2013, respectively, are owed to a bank by our Japanese subsidiary. The notes are guaranteed by our Parent and are secured by the property, plant and equipment of our Japanese subsidiary. These loans mature in years ranging from 2013 to 2017. The guarantees require our Parent to satisfy the loan obligations in the event that the Japanese subsidiary fails to pay such debt in accordance with its stated terms. The cost of borrowing is a fixed 2.2% interest rate and the notes mature in 2017. There are no debt covenants related to this loan. For information on intercompany borrowings, see Note 13.

The estimated fair value of our debt was $15.0 million, $19.9 million and $11.7 million as of December 31, 2012, December 31, 2011 and June 30, 2013, respectively. Fair value of this debt is calculated using a discounted cash flow model (Level 2 assumptions) with consideration for our non-performance risk (Level 3 assumptions).

Maturities

The aggregate amounts of payments on long-term debt, excluding affiliate debt, after December 31, 2012 are as follows:

	2013	2014	2015	2016	2017	Thereafter	Total
In millions
Maturities of long-term debt	$3.4	$3.4	$3.4	$3.4	$2.4	$—	$16.0

7. STOCK-BASED COMPENSATION

Our Participation in Parent’s Incentive Plans

SunEdison maintains a number of stock-based compensation programs at a corporate level. Our employees participate in those programs and as such, we were allocated expenses associated with those programs based on the actual number of stock-based compensation awards granted to our employees. Our combined balance sheets do not include any Parent outstanding equity related to the stock-based compensation programs.

Our Parent has equity incentive plans that provide for the award of non-qualified stock options, restricted stock, performance shares and restricted stock units (“RSU”) to employees, non-employee directors and consultants. We historically have participated in these equity incentive plans and have provided disclosures for these awards allocated to us. As of December 31, 2012, there were 5.1 million shares authorized for future grant under these plans from the Parent. Options to employees are generally granted upon hire and annually or semi-annually, usually with four-year ratable vesting, although certain grants have three, four or five-year cliff vesting. No option has a term of more than 10 years. The exercise price of stock options granted has historically equaled the market price on the date of the grant.

The following table presents information regarding outstanding stock options as of December 31, 2012 and changes during the year then ended with regard to stock options allocated to us:

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted-Average Remaining Contractual Life
Beginning of 2012	4,419,341	$22.76
Granted	3,775,779	2.76
Exercised	—	—
Forfeited	(1,499,891)	12.71
Expired	(2,178,166)	32.18

December 31, 2012	4,517,063	$4.84	$2.0	9

Options exercisable at December 31, 2012	429,101	$18.03	$—	5

The following table presents information regarding outstanding stock options as of June 30, 2013 and changes during the six months then ended with regard to stock options allocated to us:

(unaudited)	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted-Average Remaining Contractual Life
Beginning of 2013	4,517,063	$4.84
Granted	857,383	4.60
Exercised	(11,825)	3.56
Forfeited	(96,308)	4.17
Expired	(31,962)	19.13

June 30, 2013	5,234,351	$4.73	$23.0	9

Options exercisable at June 30, 2013	621,905	$13.87	$0.8	6

The aggregate intrinsic value in the tables above represents the total pre-tax intrinsic value (the difference between SunEdison’s closing stock price on the last trading day of the year ended December 31, 2012 and the six months ended June 30, 2013 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2012 and June 30, 2013. This amount changes based on the fair market value of SunEdison’s stock. There were no material amounts of option exercises and related cash receipts or tax benefits realized for the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2013 and 2012.

At our Parent’s May 25, 2012 annual meeting of stockholders, stockholders approved amendments to the equity incentive plans to permit a one-time stock option exchange program pursuant to which certain employees, excluding directors and executive officers, would be permitted to surrender for cancellation certain outstanding stock options with an exercise price substantially greater than the then current trading price in exchange for fewer stock options at a lower exercise price. The option exchange program commenced on July 17, 2012 and closed on August 17, 2012. The number of new stock options replacing surrendered eligible options was determined by an exchange ratio dependent on the exercise price of the original options and constructed to result in the new option value being approximately equal to the value of surrendered options. The program was designed to cause us to incur minimal incremental stock-based compensation expense in future periods. The option exchange resulted in the cancellation of old options and the issuance of new options with an award date of August 20, 2012 and a new exercise price of $2.77 per share. The cancelled options are reflected in the rollforward above as either forfeited or expired, depending on whether or not the old options were vested or not. New options issued in the exchange will vest over a two or three year period depending on whether the surrendered options were fully or partially vested. The cost associated with the awards created under the stock option exchange will be recognized on a straight line basis over the two or three year vesting period. The compensation cost of the original awards will continue to be expensed under the original vesting schedule.

During the third quarter of 2012, the Parent granted options with a 10-year contractual term to select employees, including senior executives, excluding the Parent’s chief executive officer. The options will vest in three tranches one year after the Parent company stock achieves the following three price hurdles for 30 consecutive calendar days: $7.00, $10.00 and $15.00. If the individual price hurdles are not met within five years of the grant date, the options tied to that individual price hurdle will be cancelled. The compensation cost associated with these awards will be expensed on a straight line basis over the service period of each separately identified tranche. The grant date fair value was calculated for these awards using a probabilistic approach under a Monte Carlo simulation taking into consideration volatility, interest rates and expected term. Because the vesting of these awards is based on stock price performance (i.e., a market condition), it is classified as an equity award. The market price hurdles were not met during 2012.

The weighted-average assumptions are as follows:

	2012	2011	As of June 30, 2013 (unaudited)
Risk-free interest rate	0.8%	1.7%	0.6%
Expected stock price volatility	67.6%	65.8%	64.8%
Expected term until exercise (years)	4	4	4
Expected dividends	—%	—%	—%

The weighted-average grant-date fair value per share of options granted was $1.05, $5.81 and $2.25 for the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2013, respectively. As of December 31, 2012, $6.2 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 3 years.

Restricted stock units represent the right to receive a share of our Parent’s stock at a designated time in the future, provided the stock unit is vested at the time. Recipients of restricted stock units do not pay any cash consideration for the restricted stock units or the underlying shares, and do not have the right to vote or have any other rights of a stockholder until such time as the underlying shares of stock are distributed. Restricted stock units granted to non-employee directors generally vest over a two-year period from the grant date. Restricted stock units granted to employees usually have three-, four- or five-year cliff vesting, or four-year ratable vesting, and certain grants are subject to performance conditions established at the time of grant.

The following table presents information regarding outstanding restricted stock units allocated to us as of December 31, 2012 and changes during the year then ended:

	Restricted Stock Units	Aggregate Intrinsic Value (in millions)	Weighted- Average Remaining Contractual Life
Beginning of 2012	1,296,849
Granted	325,608
Converted	(37,565)
Forfeited	(194,532)

December 31, 2012	1,390,360	$4.5	2

The following table presents information regarding outstanding restricted stock units allocated to us as of June 30, 2013 and changes during the six months then ended:

(unaudited)	Restricted Stock Units	Aggregate Intrinsic Value (in millions)	Weighted- Average Remaining Contractual Life
Beginning of 2013	1,390,360
Granted	60,200
Converted	(301,130)
Forfeited	(43,012)

June 30, 2013	1,106,418	$9.0	2

As of December 31, 2012, there were no restricted stock units which were convertible. As of December 31, 2012, $5.1 million of total unrecognized compensation cost related to restricted stock units was expected to be recognized over a weighted-average period of approximately 2 years. The weighted-average fair value of restricted stock units on the date of grant was $3.53, $11.37 and $4.09 for the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2013, respectively.

The amount of stock-based compensation cost capitalized into inventory and fixed assets was not material for the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2013 and 2012. Further, the recognition of excess tax benefits from share-based payment arrangements was not material for the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2013 and 2012.

Stock-based compensation expense recorded for the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2013 and 2012 was allocated as follows:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2012	2011	2013	2012
			(unaudited)
In millions
Cost of goods sold	$4.8	$4.2	$1.7	$2.1
Marketing and administration	6.2	13.4	3.8	2.7
Research and development	2.0	2.9	1.0	1.0

Stock-based employee compensation	$13.0	$20.5	$6.5	$5.8

8. ACCUMULATED OTHER COMPREHENSIVE LOSS

Comprehensive income (loss) represents a measure of all changes in equity that result from recognized transactions and other economic events other than transactions with owners in their capacity as owners. Other comprehensive income (loss) from the company includes foreign currency translations, gains / (losses) on available-for-sale securities and pension adjustments.

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax (unaudited):

In millions	Foreign Currency Items (1)	Available-for-sale Securities	Pension Plans	Accumulated Other Comprehensive Loss
Balance, December 31, 2012	$(28.1)	$0.2	$(67.3)	$(95.2)
Other comprehensive loss before reclassifications	(42.2)	—	—	(42.2)
Amounts reclassified from accumulated other comprehensive loss (2)	—	—	—	—

Net current period other comprehensive loss	(42.2)	—	—	(42.2)

Balance June 30, 2013	$(70.3)	$0.2	$(67.3)	$(137.4)

(1) Excludes foreign currency adjustments as it relates to noncontrolling interests. See the combined statements of comprehensive income (loss).

(2) There are no reclassification adjustments out of accumulated other comprehensive loss into earnings.

9. EMPLOYEE-RELATED LIABILITIES

SunEdison maintains a number of benefit programs at a corporate level. Our employees participate in those programs and as such, we were allocated expenses associated with those programs. Since substantially all of the Parent pension and other post-employment benefit plans relate solely to us, our combined balance sheets include net benefit plan obligations related to those plans and those benefit plans in certain foreign locations that are our direct obligation. For the six months ended June 30, 2013 and 2012, the changes in pension and other post-employment benefit plans are not material to our combined financial statements.

Pension and Other Post-Employment Benefit Plans

Prior to January 2, 2002, SunEdison’s defined benefit pension plan covered most U.S. employees. Benefits for this plan were based on years of service and qualifying compensation during the final years of employment. Effective January 2, 2002, our Parent amended the defined benefit plan to discontinue future benefit accruals for certain participants. In addition, effective January 2, 2002, no new participants will be added to the plan. Effective January 1, 2012, the accumulation of new benefits for all participants under this defined benefit pension plan was frozen. This change did not have a material impact on the Company’s combined financial statements because the plan was frozen to new participants in 2001 and combined with turnover, the level of active participants was not significant.

Our Parent also has a non-qualified plan under the Employee Retirement Income Security Act of 1974. This plan provides benefits in addition to the defined benefit plan. Eligibility for participation in this plan requires coverage under the defined benefit plan and other specific circumstances. The non-qualified plan has also been amended to discontinue future benefit accruals.

Prior to January 1, 2002, our Parent’s health care plan provided post-retirement medical benefits to full-time U.S. employees who met minimum age and service requirements. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. Effective January 1, 2002, our Parent amended our health care plan to discontinue eligibility for post-retirement medical benefits for certain participants. In addition, effective January 2, 2002, no new participants will be eligible for post-retirement medical benefits under the plan.

Effective January 1, 2012, the amortization period for the unamortized unrealized loss was changed to the remaining life expectancy of the plan participants, which was derived from an actuarial mortality table. This change was triggered since substantially all the plan participants are now inactive/retired. Prior to 2012, the amortization period was derived based on the average remaining service period of the active participants expected to receive benefits. This change has reduced the amortization expense related to the unrealized loss.

Net periodic post-retirement benefit cost (income) consists of the following:

	Pension Plans		Health Care and Other Plans
Year ended December 31,	2012	2011	2012	2011
In millions
Service cost	$1.1	$2.9	$—	$—
Interest cost	7.8	9.4	0.8	1.1
Expected return on plan assets	(13.8)	(15.4)	—	—
Amortization of prior service cost	—	—	(0.7)	(0.5)
Net actuarial loss (gain)	4.1	7.9	(0.5)	(1.5)
Settlement charges	6.7	—	—	—

Net periodic benefit cost (income)	$5.9	$4.8	$(0.4)	$(0.9)

In 2012, our Parent’s pension plans experienced significant lump sum payment activity related to the 2011 global reduction in workforce previously described in Note 3. This event triggered settlement accounting with both the U.S. and foreign plans because there were significant pension benefit obligations settled during 2012.

To determine pension and other post-retirement and post-employment benefit measurements for the plans, our Parent uses a measurement date of December 31. The following is a table of actuarial assumptions used to determine the net periodic benefit cost (income):

	Pension Plans		Health Care and Other Plans
Year ended December 31,	2012	2011	2012	2011
Weighted-average assumptions:
Discount rate	3.65%	4.58%	3.93%	5.09%
Expected return on plan assets	8.34%	8.36%	NA	NA
Rate of compensation increase	3.62%	3.63%	3.75%	3.75%
Current medical cost trend rate	NA	NA	8.00%	8.00%
Ultimate medical cost trend rate	NA	NA	5.00%	5.00%
Year the rate reaches ultimate trend rate	NA	NA	2018	2017

The following summarizes the change in benefit obligation, change in plan assets and funded status of the plans:

	Pension Plans		Health Care and Other Plans
Year ended December 31,	2012	2011	2012	2011
In millions
Change in benefit obligation:
Benefit obligation at beginning of year	$227.2	$213.3	$20.1	$23.0
Service cost	1.1	2.9	—	—
Interest cost	7.8	9.4	0.8	1.1
Plan participants’ contributions	—	—	0.5	0.8
Plan amendments	—	—	—	(3.9)
Actuarial loss	17.8	19.0	2.3	1.1
Gross benefits paid	(8.7)	(14.9)	(2.2)	(2.0)
Settlements	(21.0)	(2.1)	—	—
Currency exchange gain	(0.7)	(0.4)	—	—

Benefit obligation at end of year	$223.5	$227.2	$21.5	$20.1

Change in plan assets:
Fair value of plan assets at beginning of year	$176.0	$192.2	$—	$—
Actual (loss) gain on plan assets	22.3	(2.4)	—	—
Employer contributions	0.6	1.5	1.7	1.2
Plan participants’ contributions	—	—	0.5	0.8
Settlements	(18.5)	—	—	—
Gross benefits paid	(8.7)	(14.9)	(2.2)	(2.0)
Currency exchange gain (loss)	0.1	(0.4)	—	—

Fair value of plan assets at end of year	$171.8	$176.0	$—	$—

Net amount recognized	$(51.7)	$(51.2)	$(21.5)	$(20.1)

Amounts recognized in statement of financial position:
Accrued liabilities, current	$(0.6)	$(0.7)	$(1.4)	$(1.2)
Pension and post-employment liabilities, noncurrent	(51.1)	(50.5)	(20.1)	(18.9)

Net amount recognized	$(51.7)	$(51.2)	$(21.5)	$(20.1)

Amounts recognized in accumulated other comprehensive (loss) income (before tax):

	Pension Plans		Health Care and Other Plans
As of December 31,	2012	2011	2012	2011
In millions
Net actuarial loss (gain)	$86.8	$88.2	$(0.3)	$(3.1)
Prior service credit	—	—	(12.1)	(12.8)

Net amount recognized	$86.8	$88.2	$(12.4)	$(15.9)

The estimated amounts that will be amortized from accumulated other comprehensive (loss) income into net periodic benefit cost (income) in 2013 are as follows:

	Pension Plans	Health Care and Other Plans
In millions
Actuarial loss	$2.6	$—
Prior service credit	—	(0.7)

Total	$2.6	$(0.7)

The following is a table of the actuarial assumptions used to determine the benefit obligation:

	Pension Plans		Health Care and Other Plans
As of December 31,	2012	2011	2012	2011
Weighted-average assumptions:
Discount rate	3.14%	3.65%	3.37%	3.95%
Rate of compensation increase	—%	3.62%	3.75%	3.75%

The composition of our Parent’s plans and age of our participants are such that, as of December 31, 2012 and 2011, the medical cost trend rate no longer has a significant effect on the valuation of our Parent’s health care plans.

The U.S. pension plan assets are invested primarily in marketable securities, including common stocks, bonds and interest-bearing deposits. The weighted-average allocation of pension benefit plan assets at year ended December 31 were as follows:

		Actual Allocation		Fair Value
Asset Category (Dollars in millions)	2012 Target Allocation	2012	2011	2012	2011
Cash	—%	—%	15%	$—	$24.8
Group annuity contract	—%	32%	—%	53.7	—
Equity securities	60%	55%	61%	92.9	105.2
Fixed income securities	40%	13%	24%	21.9	41.6

Total	100%	100%	100%	$168.5	$171.6

Asset Category (In millions)	Asset Value as of December 31, 2012	Asset Value as of December 31, 2011
Cash and cash equivalents	$—	$24.8
Group annuity contract	53.7	—
Equity securities:
U.S. large cap	38.5	50.9
Mid cap	11.1	11.9
Small cap	11.0	11.3
International	22.0	21.3
Emerging markets	10.3	9.8
Fixed income:
Investment grade bonds	8.3	15.8
Corporate bonds	13.6	25.8

Total	$168.5	$171.6

The investment objectives of our Parent’s pension plan assets are as follows:

•	To achieve a favorable relative return as compared to inflation;

•	To achieve an above average total rate of return relative to capital markets;

•	Preservation of capital through a broad diversification among asset classes which react, as nearly as possible, independently to varying economic and market circumstances; and

•	Long-term growth, with a degree of emphasis on stable growth, rather than short-term capital gains.

Our Parent’s pension cost (income) and pension liabilities are determined using various actuarial assumptions, including the discount rate, rate of salary increase, and expected return on plan assets to estimate our pension cost (income) and obligations. The Parent determines the expected return on plan assets based on the pension plans’ intended long-term asset mix. The expected investment return assumption used for the pension plans reflects what the plans can reasonably expect to earn over a long-term period considering plan target allocations. The expected return includes an inflation assumption and adds real returns for the asset mix and a premium for active management, and subtracts expenses. While the assumed expected rate of return on the U.S. pension plan assets in 2012 and 2011 was 8.5% and 8.5%, respectively, the actual return experienced in our Parent’s pension plan assets in the comparable periods in 2012 and 2011 was 12.8% and (1.3)%, respectively. Our Parent consults with the plans’ actuaries to determine a discount rate assumption for pension and other post-retirement and post-employment plans that reflects the characteristics of these plans, including expected cash outflows from the plans, and utilize an analytical tool that incorporates the concept of a hypothetical yield curve.

The pension obligations are funded in accordance with provisions of federal law. Contributions to the pension and post-employment plans in 2012 totaled $0.6 million and $1.7 million, respectively, and in 2011 totaled $1.5 million and $1.2 million, respectively. The funding status of the U.S pension plan was underfunded by $19.5 million and $19.1 million as of December 31, 2012 and 2011, respectively, and recorded in pension and post-employment liabilities. The foreign pension plans and health care and other plans continue to maintain an underfunded status as of December 31, 2012 and 2011 and are recorded in pension and post-employment liabilities. As of December 31, 2012, the accumulated benefit obligation for the U.S. pension plan was $187.9 million and the fair value of plan assets was $168.5 million. We expect our Parent’s contribution to the pension and post-employment plans in 2013 to be approximately $0.0 million and $1.4 million, respectively.

Our Parent uses appropriate valuation techniques based on the available inputs to measure the fair value of its investments. When available, we measure fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. As of December 31, 2012 and 2011, the pension plan’s investments in equity and fixed income securities were all valued using Level 1 inputs based on the fair value as determined by quoted market price on a daily basis, except for $53.7 million that was valued using Level 3 inputs as of December 31, 2012. This asset is an investment in a group annuity contract and the fair value is estimated to be the contract value of the group annuity contract. The pension plan can make withdrawals from the group annuity contract subject to certain provisions and restrictions. As there is a full guarantee of the contract value and the risk to the plan assets is minimized with such a guarantee the contract value is deemed to be an appropriate approximation of fair value. There were no similar assets as of December 31, 2011.

As discussed above, in 2011 the U.S. pension plan assets decreased to less than the accumulated benefit obligation. As of December 31, 2012 and 2011, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets were as follows:

	Pension Plans
	2012	2011
In millions
Projected benefit obligation, end of year	$223.5	$227.2
Accumulated benefit obligation, end of year	$212.5	$216.2
Fair value of plan assets, end of year	$171.8	$176.0

We estimate that the future benefits payable for the pension and other post-retirement plans are as follows:

	Pension Plans	Health Care and Other Plans
In millions
2013	$18.4	$1.4
2014	$12.2	$1.6
2015	$12.0	$1.5
2016	$12.5	$1.4
2017	$12.3	$1.4
2018-2022	$61.4	$6.5

Defined Contribution Plans

SunEdison sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all U.S. salaried and hourly employees, and a defined contribution plan in Taiwan covering most salaried and hourly employees of our Taiwan subsidiary. Our allocated costs under this plan included in our combined statement of operations totaled $4.0 million and $4.5 million for 2012 and 2011, respectively.

Other Employee-Related Liabilities

Employees of our subsidiaries in Italy and Korea are covered by an end of service entitlement that provides payment upon termination of employment. Contributions to these plans are based on statutory requirements and are not actuarially determined. The accrued liability was $21.6 million at December 31, 2012 and $20.9 million at December 31, 2011, and is included in other long-term liabilities and accrued liabilities on our combined balance sheet. The accrued liability is based on the vested benefits to which the employee is entitled assuming employee termination at the measurement date.

10. DERIVATIVES AND HEDGING INSTRUMENTS

SunEdison Semiconductor’s derivatives and hedging activities consist of:

			Assets (Liabilities) Fair Value
In millions	Balance Sheet Location		As of December 31, 2012	As of December 31, 2011	As of June 30, 2013 (unaudited)
Derivatives not designated as hedging:
Currency forward contracts (1)	Prepaid and other current assets		$0.3	$0.3	$—
Currency forward contracts (1)	Accrued liabilities		$(6.4)	$(0.8)	$(1.5)
(1) Currency forward contracts are recorded on the combined balance sheet at fair value using Level 1 inputs.

		Losses (Gains)
		Year Ended December 31,		Six Months Ended June 30,
In millions	Statement of Operations Location	2012	2011	2013 (unaudited)	2012 (unaudited)
Derivatives not designated as hedging:
Currency forward contracts	Other, net	$5.2	$0.2	$10.4	$0.2

To mitigate financial market risks of fluctuations in foreign currency exchange rates, we utilize currency forward contracts. We do not use derivative financial instruments for speculative or trading purposes. We generally hedge transactional currency risks with currency forward contracts. Gains and losses on these foreign currency exposures are generally offset by corresponding losses and gains on the related hedging instruments, reducing the net exposure to SunEdison Semiconductor. A substantial portion of our revenue and capital spending is transacted in the U.S. dollar. However, we do enter into transactions in other currencies, primarily the Euro, the Japanese Yen and certain other Asian currencies. To protect against reductions in value and volatility of future cash flows caused by changes in foreign exchange rates, we have established transaction-based hedging programs. Our hedging programs reduce, but do not always eliminate, the impact of foreign currency exchange rate movements. At any point in time, we may have outstanding contracts with several major financial institutions for these hedging transactions. Our maximum credit risk loss with these institutions is limited to any gain on our outstanding contracts. As of December 31, 2012, December 31, 2011 and June 30, 2013, these currency forward contracts had net notional amounts of $169.3 million, $96.4 million and $173.9 million, respectively, and are accounted for as economic hedges, for which hedge accounting was not applied.

11. COMMITMENTS AND CONTINGENCIES

Operating Leases and Purchase Obligations

We lease buildings, equipment and automobiles under operating leases. Rental expense was $4.6 million and $2.1 million for the years ended December 31, 2012 and 2011, respectively. The total future commitments under operating leases as of December 31, 2012 were $22.3 million, of which $21.6 million is noncancellable. Our operating lease obligations as of December 31, 2012 were as follows:

	Payments Due By Period
	Total	2013	2014	2015	2016	2017	Thereafter
In millions
Operating leases	$22.3	$5.8	$4.9	$4.7	$3.5	$1.6	$1.8

Purchase Commitments

As part of our restructuring activities announced in the fourth quarter of 2011, we provided notice to several of our vendors with whom we had long-term supply contracts that we will no longer be fulfilling our purchase obligations under those contracts. In connection with the restructuring, we recorded significant restructuring liabilities associated with the estimated settlements arising from these actions based on management’s best estimates of the ultimate outcome of these contract resolutions at that time. As of December 31, 2012, and June 30, 2013, we have recorded total liabilities of $69.5 million and $29.7 million, respectively, associated with the settlements arising from these take-or-pay supply agreements and estimated purchase obligations, all recorded as short-term restructuring liabilities in the combined balance sheet. These amounts include purchase obligations as well as two settlement agreements with Evonik. See Note 3 for additional information regarding the two settlement agreements. The amount of purchase obligations accrued as of December 31, 2012 and June 30, 2013 represents our best estimate of the probable amounts to settle all of our obligations based on presently known information, which involve the use of assumptions requiring significant judgment. These estimates include the contractual terms of the agreements, including whether or not there are fixed volumes and/or fixed prices. In addition, under certain contracts, the counterparty may have a contractual obligation to sell the materials to mitigate their losses. We also included in our estimate of losses consideration around whether we believe the obligation will be settled through arbitration, litigation or commercially viable alternative resolutions or settlements. We intend to vigorously defend ourselves against any arbitration or litigation. Due to the inherent uncertainties of arbitration and litigation, we cannot predict the ultimate outcome or resolution of such actions. The actual amounts ultimately settled with these vendors could vary significantly, which could have a material adverse impact on our business, results of operations and financial condition.

Indemnification

We have agreed to indemnify some of our semiconductor customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. Historically, we have not paid any claims under these indemnification obligations, and we do not have any pending indemnification claims as of December 31, 2012, December 31, 2011 and June 30, 2013.

Legal Proceedings

We are involved in various legal proceedings, claims, investigations and other legal matters which arise in the ordinary course of business. Although it is not possible to predict the outcome of these matters, we believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position, cash flows or results of operations.

S.O.I.TEC Silicon on Insulator Technologies S.A. v. MEMC, Inc.

On May 19, 2008, Soitec and Commissariat A L’Energie Atomique (“CEA”) filed a complaint against MEMC in the U.S. District Court for the District of Delaware (Civil Action No. 08-292) alleging infringement, including willful infringement, by MEMC of three U.S. patents related to silicon-on-insulator technology, and requested damages and an injunction. Soitec and CEA filed an amended complaint on July 21, 2009, adding a fourth, related patent to the lawsuit. MEMC filed a counterclaim against Soitec for infringement of one of MEMC’s U.S. patents. The Court bifurcated the case into two phases, a first liability phase, which, to the extent liability is found, will be followed by a second damages phase. In a memorandum opinion dated October 13, 2010, the Court found that all of MEMC’s current products and processes do not infringe any valid claim of the four asserted Soitec patents.

The Court held a jury trial from October 25, 2010 to November 2, 2010. After the Court’s October 13, 2010 ruling in favor of MEMC, the only remaining claim that Soitec continued to assert at trial was a single patent claim directed against some mono-implant research and development efforts conducted by MEMC approximately six to eight years ago, none of which have occurred since 2006, and none of which are material or relevant to the current operations at MEMC. MEMC continued to assert at trial its counterclaim for infringement of MEMC’s patent. On November 2, 2010, the jury found that certain of Soitec’s wafers infringed the patent asserted by MEMC at trial. The jury also found that one of the Soitec patent claims was valid. This single patent claim covers MEMC’s mono-implant research and development efforts that ended in 2006. On July 13, 2011, the court denied all post trial motions. Soitec subsequently filed an appeal and MEMC filed a cross-appeal. The appeal is now fully briefed in the U.S. Court of Appeals for the Federal Circuit. The appeal was stayed pending en banc review of a jurisdictional question unrelated to the merits of the appeal. The stay has now been lifted and the case will be heard by the Court of Appeals later this year. The damages phase of this trial will occur, if at all, after the appeal. We believe that Soitec and CEA’s suit against us has no merit, and we are asserting a vigorous defense, as well as the infringement counterclaim. Although it is not possible to predict the outcome of such matters, we believe that the ultimate outcome of this proceeding will not have a material adverse effect on our financial position, cash flows or results of operations.

Semi-Materials Co., Ltd. v. MEMC, Inc. and MEMC Pasadena, Inc.

On September 28, 2006, Semi-Materials Co., Ltd. (“Semi-Materials”) filed a complaint against MEMC in the U.S. District Court for the Eastern District of Missouri (Case No. 4:06-CV-01426-FRB) alleging breach of contract, unjust enrichment, fraud, and conversion, and seeking specific performance, all related to a series of purchase orders for chunk polysilicon and polysilicon solar ingot (the “Ingot Action”). This litigation resulted in a trial which commenced on February 22, 2011. On March 2, 2011, the jury found for MEMC on the fraud and unjust enrichment claims made by Semi-Materials against the Company. The jury found for Semi-Materials on the breach of contract claim, awarding damages to Semi-Materials of $19.0 million. Approximately $5.1 million of this amount related to an amount previously recorded by MEMC. During the first quarter of 2011, we recorded allocated amounts from our Parent of $4.7 million to marketing and administration expenses as a result of the jury verdict pending the appeal.

On March 31, 2008, Semi-Materials and its affiliate SMC Shanghai (“SMC”) filed two additional lawsuits against MEMC, one in the United States District Court for the Southern District of Texas (Case No. 4:08-CV-00991) (the “Texas Action”) and another in the United States District Court for the Eastern District of Missouri (Case No. 4:08-CV-00434-JCH) (the “Missouri Action”). In both cases, Semi-Materials and SMC alleged that: (i) MEMC Pasadena, Inc. (“MEMC Pasadena”) breached an agreement with SMC for SMC to act as MEMC Pasadena’s exclusive sales agent in China; (ii) MEMC Pasadena breached an agreement with Semi-Materials for Semi-Materials to act as MEMC Pasadena’s exclusive sales agent in Korea; (iii) MEMC tortiously interfered with the purported sales agency agreements among MEMC Pasadena and SMC and Semi-Materials; and (iv) MEMC tortiously interfered with a separate sales agency agreement Semi-Materials claimed existed with an unrelated party. In the Missouri Action, Semi-Materials also claimed that MEMC tortiously interfered with an expectancy for an on-going business relationship Semi-Materials claimed existed with the unrelated party. Upon MEMC’s motions for summary judgment in the Missouri Action, the Court dismissed the claim that MEMC tortiously interfered with the purported sales agency agreements, and the claim that MEMC tortiously interfered with an alleged sales agency agreement between Semi-Materials and the unrelated party. The Court also granted MEMC partial summary judgment as to the scope of the sales transactions on which plaintiffs based their alleged damages for breach of contract. The remaining claims were tried before a jury between January 4 and January 12, 2010. At trial, the jury found in favor of Semi-Materials and SMC on their respective claims for breach of contract against MEMC Pasadena, awarding a verdict of $0.2 million, and found in favor of MEMC on Semi-Materials’ claim for tortious interference with an expectancy of an ongoing business relationship with the unrelated party. Semi-Materials and SMC filed a notice of appeal to the United States Court of Appeals for the Eighth Circuit concerning aspects of the Court’s summary judgment rulings that pertained to the plaintiffs’ alleged damages on their breach of contract claims. MEMC Pasadena filed a notice of cross-appeal concerning the Court’s entry of judgment based upon the jury verdict. The Court of Appeals issued its decision on September 14, 2011 reversing the District Court’s damages-related summary judgment ruling. The Court of Appeals also denied MEMC Pasadena’s cross-appeal and remanded the case to the trial court for further proceedings. No activity was undertaken in the Texas Action, as it had been stayed. On December 6, 2011, the parties entered into a confidential Settlement Agreement and Mutual Release pursuant to which the Ingot Action, Missouri Action and Texas Action, as well as an ancillary garnishment action in Korea, were dismissed with prejudice.

12. INCOME TAXES

As discussed in Note 2 “Summary of Significant Accounting Policies,” we were historically included in SunEdison’s consolidated U.S. federal income tax return; our income taxes are computed and reported herein under the “separate return” method. Use of the separate return method may result in differences when the sum of the amounts allocated to carve-out tax provisions are compared with amounts presented in SunEdison’s consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Furthermore, certain tax attributes (i.e., net operating loss carry forwards) may or may not exist at the carve-out level that were actually reflected in SunEdison’s consolidated financial statements.

The net income (loss) before income tax expense (benefit) consists of the following:

	For the year ended December 31,
	2012	2011
In millions
U.S.	$(117.1)	$(113.1)
Foreign	243.4	(405.1)

Total	$126.3	$(518.2)

Income tax expense (benefit) consists of the following:

	Current	Deferred	Total
In millions
Year ended December 31, 2012:
U.S. Federal	$(1.9)	$—	$(1.9)
Foreign	22.1	(16.6)	5.5

Total	$20.2	$(16.6)	$3.6

Year ended December 31, 2011:
U.S. Federal	$2.9	$—	$2.9
Foreign	12.3	22.1	34.4

Total	$15.2	$22.1	$37.3

Effective Tax Rate

Income tax expense (benefit) differed from the amounts computed by applying the statutory U.S. federal income tax rate of 35% to income (loss) before income taxes and noncontrolling interests. The “Effect of foreign operations” includes the net reduced taxation of foreign profits from combining jurisdictions with rates above and below the U.S. federal statutory rate and the impact of U.S. foreign tax credits.

	For the year ended December 31,
	2012	2011
Income tax at federal statutory rate	35.0%	(35.0)%
Increase (reduction) in income taxes:
Effect of foreign operations (including valuation allowance)	(57.9)	37.9
Foreign incentives	(3.5)	(1.3)
Foreign repatriation	—	2.6
Tax authority positions, net	(3.1)	—
Valuation allowance	32.8	3.5
Other, net	(0.4)	(0.5)

Effective tax expense rate	2.9%	7.2%

The 2012 net expense is primarily the result of the worldwide operational earnings mix at various rates, change in valuation allowances and a net decrease to the reserve for uncertain tax positions. The 2011 net expense is primarily the result of the worldwide operation earnings mix at various rates.

Certain of our Asian subsidiaries have been granted a concessionary tax rate of 0.0% on all qualifying income for a period of up to five to ten years based on investments in certain plant and equipment and other development and expansion activities, resulting in a tax benefit for 2012 and 2011 of approximately $4.6 million and $6.6 million, respectively. Under the awards, the income tax rate for qualifying income will be taxed at an incentive tax rate lower than the corporate tax rate. The Company is in compliance with the qualifying condition of the tax incentives. The last of these incentives will expire between 2013 and 2022.

SunEdison is currently under examination by the IRS for the 2008, 2009, 2010 and 2011 tax years. We do not believe the finalization of these exams would result in any material adjustments to our tax positions. We are also under examination by certain foreign tax jurisdictions. We believe it is reasonably possible that some portions of these examinations could be completed within the next twelve months and have currently recorded amounts in the financial statements that are reflective of the current status of these examinations.

Prior to 2011, we determined that the undistributed earnings of one of our foreign subsidiaries would be remitted to the U.S. in the foreseeable future. These earnings were previously considered not permanently reinvested in the business, and the unrecognized deferred tax asset related to these earnings was not previously recognized resulting in a $13.4 million tax benefit, offset by a valuation allowance. Due to the restructuring announcement made in December 2011, we reviewed our policy for repatriation of all our subsidiaries. Based on this review, it was determined that the undistributed earnings of all our foreign subsidiaries are not expected to be remitted to the U.S. parent corporation in the foreseeable future, and the deferred tax benefit previously recorded of $13.4 million was reversed with a corresponding decrease to the valuation allowance. Federal and state income taxes have not been provided on accumulated but undistributed earnings of foreign subsidiaries aggregating approximately $614.4 million and $886.8 million as of December 31, 2012 and 2011, respectively, because such earnings have been permanently reinvested in the business. The determination of the amount of the unrecognized deferred tax liability related to our undistributed earnings is not practicable. During the first six months of 2013, we determined the undistributed earnings of one of our foreign wholly owned subsidiaries would be remitted to the United States in the foreseeable future. These earnings were previously considered permanently reinvested in the business and the unrecognized deferred tax assets related to these earnings was not recognized. The deferred tax effect of these newly planned remittances was recorded as a discrete deferred tax benefit in the amount of $54.5 million, which has been fully offset by a valuation allowance. The undistributed earnings of all other foreign subsidiaries are not expected to be remitted to the U.S. parent corporation in the foreseeable future. We plan foreign remittance amounts based on projected cash flow needs as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations. Cash and cash equivalents as of December 31, 2012 and June 30, 2013 was $103.2 million and $55.2 million, respectively. The cash and cash equivalents for both periods were all held by our foreign subsidiaries and a portion may be subject to repatriation tax effects. We believe that any repatriation tax effects would have minimal impacts on future cash flows.

For the six months ended June 30, 2013 and June 30, 2012, we record income tax expense each quarter based on our best estimate as to the full year’s effective tax rate. This estimated tax expense is reported based on a pro-ration of the actual income earned in the period divided by the full year forecasted income (loss). There are certain items, however, which are given discrete period treatment, and the tax effects of those items are reported in the quarter that such event arises. Items that give rise to discrete recognition include (but are not limited to) finalizing tax authority examinations, changes in statutory tax rates and expiration of a statute of limitations. The process for calculating income tax expense includes estimating current taxes due and assessing temporary differences between the recognition of assets and liabilities for tax and financial statement reporting purposes. The income tax expense for the six months ended June 30, 2013 and June 30, 2012 is primarily the result of the worldwide operational earnings mix at various rates and change in valuation allowances.

Uncertain Tax Positions

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	For the year ended December 31,
	2012	2011
In millions
Beginning of year	$5.2	$5.4
Additions based on tax positions related to the current year	—	—
Reductions for tax positions of prior years	(3.6)	(0.2)

End of year	$1.6	$5.2

As of December 31, 2012, December 31, 2011 and June 30, 2013, we had $1.8 million, $6.1 million and $1.8 million, respectively, of unrecognized tax benefits, net of U.S. federal, state and local deductions, associated with open tax years for which we are subject to audit in various U.S. federal, state and foreign jurisdictions. This also includes estimated interest and penalties. The change to the reserve from December 31, 2011 to December 31, 2012 includes a decrease of $4.2 million primarily related to taxable income adjustments attributable to foreign operations. All of our unrecognized tax benefits as of December 31, 2012, December 31, 2011 and June 30, 2013 would favorably affect our effective tax rate if recognized. We are subject to examination in various jurisdictions for the 2003 through 2011 tax years. For the periods ended December 31, 2012, December 31, 2011 and June 30, 2013, the Company accrued an immaterial amount for the payment of interest and penalties.

Deferred Taxes

The tax effects of the major items recorded as deferred tax assets and liabilities are:

	As of December 31,
	2012	2011
In millions
Deferred tax assets:
Inventories	$6.7	$8.5
Restructuring liabilities	26.1	97.7
Expense accruals	16.5	17.3
Property, plant and equipment	92.2	93.9
Pension, medical and other employee benefits	23.8	23.4
Net operating loss carryforwards	63.4	14.6
Foreign tax credits	25.6	23.7
Other	23.2	17.1

Total deferred tax assets	277.5	296.2
Valuation allowance	(240.9)	(273.9)

Net deferred tax assets	36.6	22.3

Deferred tax liabilities:	(4.0)	(6.9)

Net deferred tax assets	$32.6	$15.4

Our deferred tax assets and liabilities, netted by taxing location, are in the following captions in the combined balance sheet:

	As of December 31,
	2012	2011
In millions

Current deferred tax assets, net (recorded in deferred tax asset and accrued liabilities)	$12.4	$2.1
Non-current deferred tax assets, net (recorded in other assets and other liabilities)	20.2	13.3

Total	$32.6	$15.4

Our net deferred tax assets totaled $32.6 million as of December 31, 2012 compared to $15.4 million as of December 31, 2011. In 2012, the increase of $17.2 million in net deferred tax assets is primarily attributable to additional deferred tax assets associated with net operating losses offset by decreases in restructuring liabilities. Deferred tax assets generated in 2011 were offset by recognizing an increase of $197.3 million in the valuation allowance primarily associated with changes in restructuring liabilities and changes to valuation allowance in certain foreign jurisdictions. Deferred tax assets utilized in 2012 were offset by recognizing a decrease of $33.0 million in the valuation allowance primarily associated with changes in restructuring liabilities and changes to valuation allowance in certain foreign jurisdictions. As of December 31, 2012, we have valuation allowances of $240.9 million. We believe that it is more likely than not, with our projections of future taxable income in certain foreign jurisdictions, that we will generate sufficient taxable income to realize the benefits of the net deferred tax assets of $32.6 million. As of December 31, 2012, we had deferred tax assets associated with net operating loss carryforwards of $11.2 million in certain foreign jurisdictions; if unused, these will expire in 2022.

Our total deferred tax assets, net of valuation allowance, as of June 30, 2013 was $28.0 million. We believe that it is more likely than not, with our projections of future taxable income in certain foreign jurisdictions, that we will generate sufficient taxable income to realize the benefits of the net deferred tax assets which have not been offset by a valuation allowance at June 30, 2013.

13. Related Party Transactions

Corporate Allocations

Refer to Note 1 for discussion on corporate expense allocations.

Sales to Affiliates

Sales to affiliates represent polysilicon sales made to subsidiaries of our Parent which are then sold to external parties. These products were sold on a cost plus basis for polysilicon mainly produced at our Merano, Italy polysilicon facility. After shuttering our Merano, Italy polysilicon facility during the fourth quarter of 2011, we significantly reduced our sales to affiliates since subsidiaries of our Parent purchased polysilicon externally or sourced polysilicon through its other subsidiaries. Net sales to affiliates were $6.8 million, $147.0 million, $5.1 million and $3.3 million for the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2013 and 2012, respectively.

Due to/from Affiliates

We ship intermediate products such as polysilicon, trichlorosilane gas, ingots and scrap wafers and other inventory items to SunEdison’s subsidiaries in the United States, Europe and Asia for use in their operations. Any sales related to these shipments are recognized as an accounts receivable, affiliate in the combined balance sheet and revenue is recognized as net sales to affiliates in the combined statement of operations. Any intracompany sales between our subsidiaries are eliminated. SunEdison performs financing, cash management, treasury and other services for us on a centralized basis and the related amounts due to SunEdison are recorded as an accounts payable, affiliate in the combined balance sheet. As of December 31, 2012, December 31, 2011 and June 30, 2013, we had $89.1 million, $20.4 million and $19.4 million, respectively, of receivables due from affiliates, and $102.0 million, $59.7 million and $111.9 million, respectively, of payables due to affiliates.

Notes Receivable and Debt—Affiliates

We have various note receivables from certain SunEdison subsidiaries. As of December 31, 2012, December 31, 2011 and June 30, 2013, we had $158.5 million, $111.5 million and $181.6 million, respectively, of note receivables due from affiliates. Interest is calculated based on fixed rates ranging from 2% to 3%. The notes mature one year or less but are usually renewed and are therefore considered long-term.

We have long-term intercompany borrowings with our Parent of $129.4 million, $127.3 million and $76.0 million as of December 31, 2012, December 31, 2011 and June 30, 2013, respectively. The weighted-average costs of borrowing were 0.5%, 1.4% and 0.5% as of December 31, 2012, December 31, 2011 and June 30, 2013, respectively. Interest is determined based on the Euribor one year rate. The payments on long-term affiliate debt are due in 2049. There are no guarantees or debt covenants related to these intercompany borrowings.

Interest income on intercompany notes receivable and interest expense on intercompany borrowings is recorded as interest (income) expense, net—affiliates on the combined statements of operations.

Collateralized Debt Obligations

Certain of our assets are pledged as collateral under SunEdison’s revolving credit facility and second lien term loan credit agreement. The indebtedness related to these SunEdison debt obligations has not been allocated to us but our pledged assets may be seized or sold in the event SunEdison defaults on these debt obligations to satisfy the guaranteed obligations. However, we do not believe it is likely SunEdison will default on these debt obligations. Upon consummation of the Transactions, these assets will no longer be pledged as collateral under SunEdison’s credit facility or term loan.

14. GEOGRAPHIC SEGMENTS

We are engaged in one reportable segment that includes the development, production and marketing of semiconductor wafers with a wide variety of features satisfying numerous product specifications to meet our customers’ exacting requirements, which wafers are utilized in the manufacture of semiconductor devices.

Net sales to non-affiliates (see Note 13 for discussion of sales to affiliates):

	For the Year Ended December 31,
	2012	2011
In millions
United States	$147.7	$177.9
Foreign	779.7	873.4

Total	$927.4	$1,051.3

Foreign sales to non-affiliates were derived from sales to the following countries:

	For the Year Ended December 31,
	2012	2011
In millions
Taiwan	$219.4	$264.1
Korea	197.3	208.8
Singapore	56.7	72.4
Japan	55.7	64.0
Germany	48.6	41.1
China	46.5	45.9
Italy	42.8	50.5
France	33.0	38.2
Malaysia	15.7	21.4
Other foreign countries	64.0	67.0

Total	$779.7	$873.4

Net sales are attributed to countries based on the location of the customer.

Our net sales to non-affiliates and affiliates attributable to polysilicon for the years ended December 31, 2012 and 2011 were 0.2% and 12.4%% as a percent of total net sales, respectively. See Note 13 for discussion of sales to affiliates.

Long-lived assets, net of accumulated depreciation:

	As of December 31,
	2012	2011
In millions
United States	$13.8	$26.0
Japan	115.4	158.7
Korea	128.3	102.9
Malaysia	135.6	125.8
Taiwan	234.5	258.3
Italy	162.2	120.1
Other foreign countries	0.1	0.1

Total	$789.9	$791.9

Credit Concentration

Our customers include semiconductor device manufacturers and are located in various geographic regions including North America, Europe and the Asia Pacific region. Our customers are generally well capitalized, and the concentration of credit risk is considered minimal. Sales to non-affiliate specific customers exceeding 10% of net sales for the years ended December 31 were as follows:

	For the Year Ended December 31,
	2012		2011
	Revenues	Percent	Revenues	Percent
In millions, except for percentages
Customer A	$183.1	19.7%	$182.6	17.4%
Customer B	$119.2	12.9%	$124.9	11.9%
Customer C	$102.1	11.0%	$115.0	10.9%

15. Subsequent Events

For our combined financial statements as of and for the years ended December 31, 2012 and 2011, we have evaluated subsequent events through September 8, 2013, the date the combined financial statements were available to be issued.